Exhibit 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director, Public Relations	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Lisa Hawks, Director, Public Relations	Wade Bronson, Director of Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy Sees
Softer Consumer Spending,
Lowers Fiscal 2009 EPS Guidance

Best Buy’s market share continues to increase

MINNEAPOLIS, Nov. 12, 2008 – Best Buy Co., Inc. (NYSE: BBY) reported today that falling consumer spending, driven by the recent turmoil in the financial markets and other macro economic factors, has resulted in lower-than-expected revenue for the consumer electronics retailer. The uncertainty regarding future consumer spending has limited the company’s ability to project revenue for the critical holiday shopping season and the balance of the fiscal year. Given both the change in economic environment and the significance of the holiday shopping season to the company’s annual earnings, Best Buy is lowering its guidance for the fiscal year and widening its range for potential revenue and earnings.

“Since mid-September, rapid, seismic changes in consumer behavior have created the most difficult climate we’ve ever seen. Best Buy simply can’t adjust fast enough to maintain our earnings momentum for this year,” said Brad Anderson, vice chairman and chief executive officer of Best Buy. “We’re beginning to adjust our cost structure to restore earnings momentum and still gain market share. We firmly believe that our strategy of customer centricity is of great value in driving our performance versus the industry, and that’s the strategy we plan to pursue to continue to strengthen our position in the marketplace.”

The company’s total comparable store sales declined by approximately 7.6 percent for fiscal October, following a modest comparable store sales decline for fiscal September. The following table summarizes recent comparable store sales performance.

Best Buy Fiscal 2009 Comparable Store Sales1

	Domestic	International[2]	Total Company

Fiscal Second Quarter	5.3%	(1.0)%	4.2%
Fiscal September	(2.4)%	3.6%	(1.3)%
Fiscal October	(7.8)%	(6.4)%	(7.6)%
Fiscal Quarter to Date (through 11-1-08)	(4.7)%	(0.5)%	(4.0)%
Fiscal Year to Date (through 11-1-08)	2.1%	1.1%	1.9%

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

2 GAAP results for China are estimated and are reported on a 60-day lag basis.

Based on data the company sees for the consumer electronics industry, Best Buy believes it gained market share in most of its product categories during September and October.

Anderson added, “We can’t change the overall level of consumer spending, but we can focus on deepening our relationships with customers wherever we interact with them: in our stores, on our Web sites and through our call centers. We do that through our execution, the engagement of our employees, and the quality of our products and services.”

As significant changes in the consumer environment and competitive landscape make it very difficult to project revenue trends, the company is providing a wider range of guidance. Specifically, the company anticipates that comparable store sales for the four months remaining in fiscal 2009 (November 2008 through February 2009) could decline by 5 percent to 15 percent, resulting in an annual comparable store sales decline of 1 percent to 8 percent. The stronger U.S. dollar also is expected to result in lower revenue and profits from the company’s international segment than previously expected. Factoring in year-to-date results, the high end of the company’s revenue range now includes annual revenue of $45.5 billion (including Best Buy Europe), an annual comparable store sales decline of approximately 1 percent, and annual earnings per diluted share guidance of approximately $2.90. The low end of the company’s revenue range includes annual revenue of $43.7 billion, an annual comparable store sales decline of approximately 8 percent, and annual diluted EPS guidance of approximately $2.30. The midpoint of the new earnings range represents a decline of approximately 17 percent compared with diluted EPS of $3.12 for fiscal 2008, and it assumes that revenue for the balance of the year is generally consistent with the company’s October comparable store sales decline of 8 percent.

Brian Dunn, president and chief operating officer, said, “In 42 years of retailing, we’ve never seen such difficult times for the consumer. People are making dramatic changes in how much they spend, and we’re not immune from those forces. That’s why it’s critical that we manage our spending, while preserving key growth initiatives. Having said that, we believe that our strategic indicators remain strong. We continue to see improvements in employee turnover, customer satisfaction and market share – and our commitment to our strategy of customer centricity is unwavering. In fact, given recent announcements by competitors, we believe we have even greater potential to serve new customers and to capture market share in the months and years ahead.”

The company previously had provided earnings guidance of $3.25 to $3.40 per share for fiscal 2009, including an annual comparable store sales gain of approximately 2 to 3 percent. The average analyst estimate of Best Buy’s fiscal 2009 earnings on First Call on Nov. 10 was $3.03 per diluted share.

“We are making adjustments to planned levels of discretionary spending and inventory for the remainder of the year,” said Jim Muehlbauer, executive vice president of finance and CFO. “In addition, we will continue to execute against our growth priorities and will carefully but aggressively examine all avenues to lower costs significantly. We project that this work will benefit performance over time by improving growth, profitability and overall shareholder returns.”

As noted previously, the company’s third and fourth quarters include a significant year-over-year calendar shift. One week of post-Thanksgiving shopping will move from the fiscal third quarter into the fiscal fourth quarter, lowering third-quarter comparable store sales in fiscal 2009. Last year, this calendar shift boosted the third-quarter comparable store sales gain by approximately 250 basis points.

Company Manages Working Capital to Reflect Market Conditions

In reaction to changes in the marketplace, the company is proactively working with its vendors to adjust both its inventory levels and its near-term working capital position.

“In light of the downturn in consumer spending, we have made several adjustments to our working capital position, most notably an increase to our U.S. borrowing capacity,” Muehlbauer said. “We now plan to finish the fiscal third quarter with inventory levels, short-term borrowings and accounts payable higher than previously projected. These increases are the result of the rapid downturn in consumer spending. However, we expect year-over-year domestic inventory to be flat by fiscal year end.”

The company’s new, $150 million committed U.S. credit facility provides additional working capital flexibility to address both market conditions and potential opportunities. This new credit facility, which expires on Dec. 17, was undertaken partly in response to the bankruptcy of one of the participants in Best Buy’s existing $2.5 billion revolving line of credit, which effectively reduced the amount available to the company.

Upcoming Financial Updates

To increase the transparency of its revenue performance amid volatility in consumer spending, Best Buy, after having reported its September and October comparable store sales results, plans to report its November comparable store sales results as part of its third-quarter earnings communications on Dec. 16, 2008. As is customary, the retailer also plans to report December comparable store sales results as part of its December revenue release, scheduled for Jan. 9, 2009. Its fourth-quarter and fiscal year earnings are expected to be released on March 26, 2009.

The company’s financial results, store counts and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com, by clicking on the “For Our Investors” link.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy

With operations in the United States, Canada, Europe, and China, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales Kitchen and Bath Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuyinc.com.

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